Exhibit 99.1

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

KAYDON CORPORATION REPORTS

SECOND QUARTER 2012 RESULTS

Ann Arbor, Michigan – July 27, 2012

Kaydon Corporation (NYSE:KDN) today announced its results for the second fiscal quarter ended June 30, 2012.

Consolidated Results

Sales in the second fiscal quarter of 2012 were $124.4 million, compared to sales of $122.0 million in the second quarter of 2011. The negative effects of foreign currency translation impacted sales by $2.4 million during the quarter.

Diluted earnings per share was $.36 in the second quarter of 2012 compared to $.43 in the second quarter of 2011. Adjusted earnings per share, as defined below, was $.42 in the second quarter of 2012, compared to $.48 in the second quarter of 2011.

Adjusted EBITDA, was $27.3 million, or 22.0 percent of sales, during the second quarter of 2012, compared to $30.1 million, or 24.6 percent of sales, during the second quarter of 2011.

This press release includes certain non-GAAP measures, including Adjusted net income, Adjusted earnings per share, EBITDA, Adjusted EBITDA and free cash flow. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the reconciliations of the applicable GAAP measures to the non-GAAP measures presented.

Adjustments to GAAP results include certain items management considers in evaluating operating performance in each period. During the second quarter of 2012, such adjustments included $1.6 million of acquisition-related costs incurred primarily in connection with the recently completed Fabreeka acquisition and $1.1 million of non-cash amortization of previously incurred net actuarial losses related to postretirement benefit plans.

Management Commentary

James O’Leary, Chairman and Chief Executive Officer commented, “The most recent quarter was unfavorably impacted by continuing global economic weakness, which combined with our proactive response to manage inventory levels, led to unfavorable comparisons relative to last year’s second quarter.

“The economic environment in Europe, and to a lesser extent Asia, continued to soften in the second quarter of 2012, affecting both business in these regions and exports to them. This impacted several of our businesses, notably those that service the high margin industrial machinery markets. In the United States, we saw slower growth than expected as orders placed for immediate shipment were impacted unfavorably affecting mix and marginal profitability in our largest segment, Friction Control.

“In response to these conditions, we reduced manufacturing activity as the quarter progressed, unfavorably impacting cost absorption during the quarter. We remain cautious as we enter the second half of 2012 as concerns about growth stemming from global fiscal concerns have become increasingly prevalent in many of our end markets.

“Despite the global “headline” issues that have impacted us in 2012, there were several positives in our second quarter. First, we completed the Fabreeka acquisition which together with last year’s Hahn acquisition are expected to add over $50 million of revenue to the Company’s highest margin segment, replacing a significant portion of the long expected decrease in wind and military sales.

“Second, despite the highly visible impact of the European economic situation and the policy void restraining wind energy orders, we had a strong booking quarter. Excluding wind, we had a book-to-bill ratio of 108.8 percent, the highest since the first quarter of last year with notable improvements in our military, aerospace and medical end markets.

“Lastly, our cash generating capability and excellent balance sheet remain clear strengths. Our quarter and year to date results reflect strong performance in cash flow from operations. This underscores our historical strength in generating free cash flow and managing the levers available to us in addressing changes that continue to arise in a highly volatile global business environment, allowing us to continue to execute strategically important acquisitions, such as Fabreeka and Hahn, while prudently returning capital to our shareholders.”

Segment Results and Review

Friction Control Products sales in the second quarter of 2012 were $71.5 million, compared to $65.8 million in the 2011 second quarter. Second quarter 2012 Friction Control Products operating income totaled $10.2 million, compared to $11.5 million in the prior second quarter. The Friction Control Segment was unfavorably impacted by mix issues, and their impact on marginal profitability, as our typically higher margin orders placed for immediate shipment fell as a percentage of total business, particularly relative to wind shipments. This, coupled with reduced manufacturing levels, resulted in lower profits during the current quarter despite the increase in sales.

For the quarter, wind revenues were $19.8 million, an increase of nearly 50 percent as compared to last year as demand from turbine manufacturers increased prior to the expiration of current tax benefits at the end of 2012. Year to date wind revenues through June 2012 are $37.6 million. During the third and fourth quarter, the Company will be working with customers to finalize their views on business for 2013, which is highly contingent on the political and economic environment. If the industry outlook and customer orders through the balance of the year do not support a clear stabilization in business in 2013 and meaningful improvement beyond that, the Company will evaluate the need for a reduction in its wind production capacity later this year.

Velocity Control Products sales in the second quarter of 2012 were $24.5 million, compared to $25.3 million in the second quarter of 2011. Operating income for this segment totaled $5.7 million, compared to $5.9 million in the prior second quarter. Results were negatively impacted by lower sales in Europe.

Other Industrial Products sales in the second quarter of 2012 were $28.4 million, compared to $30.9 million in the 2011 second quarter due to lower volumes across many of these markets. Operating income equaled $3.0 million in the second quarter of 2012, compared to operating income of $4.4 million in the second quarter of 2011. The decline in results relative to the prior year was primarily driven by reduced shipping and manufacturing activity related to softer demand in many of the segments’ markets.

Order Activity

Orders were $112.8 million in the second quarter of 2012, compared to $111.5 million in the second quarter of 2011. Backlog at June 30, 2012 was $169.5 million compared to $174.9 million at March 31, 2012, and $196.4 million at July 2, 2011.

Financial Position and Free Cash Flow

Free cash flow was $13.3 million in the second quarter of 2012, compared to $10.1 million in the second quarter of 2011.

As of June 30, 2012, the Company had cash and cash equivalents totaling $38.7 million. During the second quarter of 2012, the Company acquired Fabreeka Group Holdings, Inc. The $53 million acquisition was financed with borrowings under Kaydon’s existing $250 million revolving credit facility. Kaydon had borrowings outstanding in the principal amount of $50.0 million under the revolving credit facility and $148.1 million under the term loan facility as of June 30, 2012.

About Kaydon

Kaydon Corporation is a leading designer and manufacturer of custom engineered, performance-critical products, supplying a broad and diverse group of alternative energy, military, industrial, aerospace, medical and electronic equipment, and aftermarket customers.

Conference call information: At 11:00 a.m. Eastern time today, Kaydon will host a second quarter 2012 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-888-312-3048 and providing the following passcode number: 800500. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.

Alternatively, interested parties are invited to listen to the conference call on the internet at:

http://w.on24.com/r.htm?e=497796&s=1&k=B200FCCAB9990C5CFD01F012A854DF18

or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “Second Quarter 2012 Conference Call” icon.

To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 2:00 p.m. Eastern time today through Thursday August 2, 2012 at 2:00 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 2407755.

Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.

# # #

This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “should,” “could,” “potential,” “projects,” “approximately,” and other similar expressions, including statements regarding general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectations about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.

In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances except to the extent required by applicable law.

Certain non-GAAP measures are presented in this press release. These measures should be viewed as supplemental data, rather than as substitutes or alternatives to the most comparable GAAP measures.

Contact:	Timothy J. Heasley	READ IT ON THE WEB
Senior Vice President & Chief Financial Officer http://www.kaydon.com (734) 680-2018

KAYDON CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Net sales	$124,373	$122,029	$240,839	$230,370
Cost of sales	83,371	78,045	158,238	147,564

Gross profit	41,002	43,984	82,601	82,806
Selling, general and administrative expenses	23,532	23,537	47,796	44,860

Operating income	17,470	20,447	34,805	37,946
Interest expense	(795)	(98)	(1,183)	(195)
Interest income	54	110	179	289

Income before taxes	16,729	20,459	33,801	38,040
Provision for income taxes	5,035	6,301	9,986	11,892

Net income	$11,694	$14,158	$23,815	$26,148

Earnings per share:
Basic	$0.37	$0.44	$0.74	$0.80

Diluted	$0.36	$0.43	$0.74	$0.80

Dividends declared per share	$0.20	$0.19	$10.90	$0.38

Weighted average common shares outstanding:
Basic	31,755	32,205	31,744	32,406

Diluted	31,776	32,233	31,769	32,434

KAYDON CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2012	December 31, 2011
Assets:
Cash and cash equivalents	$38,739	$225,214
Accounts receivable, net	99,047	78,441
Inventories, net	114,433	110,206
Other current assets	17,575	16,701

Total current assets	269,794	430,562
Property, plant and equipment, net	169,084	168,946
Goodwill, net	189,198	157,087
Other intangible assets, net	50,399	31,140
Other assets	5,312	3,962

Total assets	$683,787	$791,697

Liabilities and Shareholders’ Equity:
Accounts payable	$21,057	$19,699
Accrued expenses	33,651	29,766
Current portion long-term debt	8,438	—

Total current liabilities	63,146	49,465
Long-term debt	189,687	—
Other long-term liabilities	68,844	57,594

Total long-term liabilities	258,531	57,594
Shareholders’ equity	362,110	684,638

Total liabilities and shareholders’ equity	$683,787	$791,697

KAYDON CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Cash Flows from Operating Activities:
Net income	$11,694	$14,158	$23,815	$26,148
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	5,165	5,146	10,175	9,967
Amortization of intangible assets	839	793	1,578	1,458
Amortization of stock awards	904	1,117	1,795	2,023
Stock option compensation expense	219	357	1,335	678
Excess tax benefits from stock-based compensation	29	(37)	(673)	(58)
Non-cash postretirement benefits curtailment gain	—	(142)	—	(142)
Deferred financing fees	124	97	470	194
Contributions to qualified pension plans	(1,535)	(634)	(2,169)	(1,112)
Net change in receivables, inventories and trade payables	1,896	(6,183)	(16,320)	(16,642)
Net change in other assets and liabilities	(1,346)	(1,130)	3,940	(1,701)

Net cash from operating activities	17,989	13,542	23,946	20,813
Cash Flows from Investing Activities:
Capital expenditures	(4,815)	(3,403)	(8,122)	(7,731)
Dispositions of property, plant and equipment	168	8	1,961	77
Acquisition of business, net of cash acquired	(51,567)	(39,047)	(51,567)	(39,047)

Net cash used in investing activities	(56,214)	(42,442)	(57,728)	(46,701)
Cash Flows from Financing Activities:
Proceeds from long-term borrowings	50,000	—	200,000	—
Repayments of long-term borrowings	(1,874)	—	(1,874)	—
Debt issuance costs	—	—	(1,357)	—
Cash dividends paid	(6,402)	(6,230)	(348,892)	(12,509)
Purchase of treasury stock	—	(14,174)	(1,199)	(28,150)
Excess tax benefits from stock-based compensation	(29)	37	673	58
Proceeds from exercise of stock options	97	—	112	39

Net cash from (used in) financing activities	41,792	(20,367)	(152,537)	(40,562)
Effect of exchange rate changes on cash and cash equivalents	(1,119)	589	(156)	3,069

Net increase (decrease) in cash and cash equivalents	2,448	(48,678)	(186,475)	(63,381)
Cash and cash equivalents—Beginning of period	36,291	271,945	225,214	286,648

Cash and cash equivalents—End of period	$38,739	$223,267	$38,739	$223,267

KAYDON CORPORATION

REPORTABLE SEGMENT INFORMATION

(In thousands)

	Three Months Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Net sales
Friction Control Products	$71,525	$65,773	$137,328	$126,645
Velocity Control Products	24,488	25,331	48,787	44,957
Other Industrial Products	28,360	30,925	54,724	58,768

Total consolidated net sales	$124,373	$122,029	$240,839	$230,370

	Three Months Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Operating income
Friction Control Products	$10,174	$11,526	$21,993	$21,400
Velocity Control Products	5,708	5,884	11,550	11,710
Other Industrial Products	3,020	4,395	4,929	6,932

Total segment operating income	18,902	21,805	38,472	40,042
Items not allocated to segment operating income	(1,432)	(1,358)	(3,667)	(2,096)
Interest expense	(795)	(98)	(1,183)	(195)
Interest income	54	110	179	289

Income before taxes	$16,729	$20,459	$33,801	$38,040

The Company has two reporting segments: Friction Control Products and Velocity Control Products. The Company’s remaining operating segments are combined and disclosed as “Other Industrial Products.”

Kaydon Corporation

Reconciliation of Non-GAAP Measures

(In thousands)

	Three Months Ended		Six Months Ended		LTM
	June 30,	July 2,	June 30,	July 2,	June 30,	July 2,
Free cash flow, as defined (non-GAAP)	2012	2011	2012	2011	2012	2011
Net cash from operating activities (GAAP)	$17,989	$13,542	$23,946	$20,813	$58,019	$62,625
Capital expenditures, net of dispositions	(4,647)	(3,395)	(6,161)	(7,654)	(13,215)	(15,759)

Free cash flow, as defined (non-GAAP)	$13,342	$10,147	$17,785	$13,159	$44,804	$46,866

Kaydon’s management believes free cash flow, as defined above and a non-GAAP measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.

	Three Months Ended		Six Months Ended		LTM
	June 30,	July 2,	June 30,	July 2,	June 30,	July 2,
	2012	2011	2012	2011	2012	2011
Adjusted EBITDA, as defined (non-GAAP)
Net income (GAAP)	$11,694	$14,158	$23,815	$26,148	46,999	$50,550
Net interest (income)/expense	741	(12)	1,004	(94)	995	(351)
Provision for income taxes	5,035	6,301	9,986	11,892	19,101	23,426
Depreciation and amortization of intangible assets	6,004	5,939	11,753	11,425	23,623	24,070
Stock-based compensation expense (1)	1,123	1,474	3,130	2,701	5,945	5,236

EBITDA, as defined (non-GAAP)	24,597	27,860	49,688	52,072	96,663	102,931
Arbitration costs	—	99	143	535	5,825	1,947
Restructuring/severance costs	55	608	218	1,736	1,255	3,846
Due diligence and purchase accounting costs	1,551	931	1,551	1,400	1,922	2,760
Recapitalization costs	—	—	267	—	267	—
Curtailment gains	—	(142)	—	(142)	(133)	(527)
Amortization of net actuarial loss	1,127	698	2,253	1,395	3,658	2,600

Adjusted EBITDA, as defined (non-GAAP)	$27,330	$30,054	$54,120	$56,996	$109,457	$113,557

(1)	Includes non-cash stock amortization expense and non-cash stock option expense.

Kaydon’s management believes EBITDA, as defined above and Adjusted EBITDA, as defined, both non-GAAP measures, are determinants of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Also, EBITDA is a metric used to determine payments under the Company’s annual incentive compensation program for senior managers. However, EBITDA, as defined, and Adjusted EBITDA, as defined should be viewed as supplemental data, rather than as substitutes or alternatives to the comparable GAAP measure.

Kaydon Corporation

Reconciliation of Non-GAAP Measures (continued)

(In thousands, except per share data)

	Three months ended June 30, 2012
		Non-operating items, as defined by the Company
	GAAP	Arbitration Costs	Restructuring/ Severance Costs	Due Diligence/ Purchase Accounting Costs	Recapitalization Costs	Curtailment Gains	Amortization of Actuarial Loss	Adjusted (Non-GAAP)
Net Sales	$124,373	$—	$—	$—	$—	$—	$—	$124,373
Gross profit	41,002	—	—	118	—		832	41,952
Gross margin	33.0%	0.0%	0.0%	0.1%	0.0%	0.0%	0.7%	33.7%
S, G & A expenses	23,532	—	55	1,433	—		295	21,749

Operating income	17,470	—	55	1,551	—		1,127	20,203
Interest, net	(741)	—	—	—	—		—	(741)

Income before taxes	16,729	—	55	1,551	—		1,127	19,462
Tax provision *	5,035	—	17	467	—		339	5,858

Net income	$11,694	$—	$38	$1,084	$—	$—	$788	$13,604

Diluted EPS	$0.36	$—	$0.00	$0.03	$—	$—	$0.02	$0.42

	Three months ended July 2, 2011
		Non-operating items, as defined by the Company
	GAAP	Arbitration Costs	Restructuring/ Severance Costs	Due Diligence/ Purchase Accounting Costs	Recapitalization Costs	Curtailment Gains	Amortization of Actuarial Loss	Adjusted (Non-GAAP)
Net Sales	$122,029	$—	$—	$—	$—	$—	$—	$122,029
Gross profit	43,984	—	505	252	—		552	45,293
Gross margin	36.0%	0.0%	0.4%	0.2%	0.0%	0.0%	0.5%	37.1%
S, G & A	23,537	99	103	679	—	(142)	146	22,652

Operating income	20,447	99	608	931	—	(142)	698	22,641
Interest, net	12	—	—	—	—	—	—	12

Income before taxes	20,459	99	608	931	—	(142)	698	22,653
Tax provision *	6,301	30	187	287	—	(44)	215	6,976

Net income	$14,158	$69	$421	$644	$—	$(98)	$483	$15,677

Diluted EPS	$0.43	$0.00	$0.01	$0.02	$—	$(0.00)	$0.01	$0.48

Kaydon’s management believes that certain non-GAAP measures of Adjusted operating income, Adjusted interest, net, Adjusted net income, and Adjusted earnings per share—diluted, provide investors with additional information to assess the Company’s financial performance. However, these measures should be viewed as supplemental data, rather than substitutes or alternatives to the comparable GAAP measures.

*	Taxed at effective tax rate for each quarter.

Kaydon Corporation

Reconciliation of Non-GAAP Measures (continued)

(In thousands, except per share data)

	Six months ended June 30, 2012
		Non-operating items, as defined by the Company
	GAAP	Arbitration Costs	Restructuring/ Severance Costs	Due Diligence/ Purchase Accounting Costs	Recapitalization Costs	Curtailment Gains	Amortization of Actuarial Loss	Adjusted (Non-GAAP)
Net Sales	$240,839	$—	$—	$—	$—	$—	$—	$240,839
Gross profit	82,601	—	—	118	—		1,663	84,382
Gross margin	34.3%	0.0%	0.0%	0.0%	0.0%		0.7%	35.0%
S, G & A expenses	47,796	143	218	1,433	1,058		590	44,354

Operating income	34,805	143	218	1,551	1,058	—	2,253	40,028
Interest, net	(1,004)	—	—	—	247		—	(757)

Income before taxes	33,801	143	218	1,551	1,305	—	2,253	39,271
Tax provision *	9,986	41	64	467	378		666	11,602

Net income	$23,815	$102	$154	$1,084	$927	$—	$1,587	$27,669

Diluted EPS	$0.74	$0.00	$0.00	$0.03	$0.03	$—	$0.05	$0.86

	Six months ended July 2, 2011
		Non-operating items, as defined by the Company
	GAAP	Arbitration Costs	Restructuring/ Severance Costs	Due Diligence/ Purchase Accounting Costs	Recapitalization Costs	Curtailment Gains	Amortization of Actuarial Loss	Adjusted (Non-GAAP)
Net Sales	$230,370	$—	$—	$—	$—	$—	$—	$230,370
Gross profit	82,806	—	1,477	252	—		1,105	85,640
Gross margin	35.9%	0.0%	0.6%	0.1%	0.0%		0.5%	37.2%
S, G & A	44,860	535	259	1,148	—	(142)	290	42,770

Operating income	37,946	535	1,736	1,400	—	(142)	1,395	42,870
Interest, net	94	—	—	—	—	—	—	94

Income before taxes	38,040	535	1,736	1,400	—	(142)	1,395	42,964
Tax provision *	11,892	169	546	436	—	(44)	437	13,436

Net income	$26,148	$366	$1,190	$964	$—	$(98)	$958	$29,528

Diluted EPS	$0.80	$0.01	$0.04	$0.03	$—	$(0.00)	$0.03	$0.90

Kaydon’s management believes that certain non-GAAP measures of Adjusted operating income, Adjusted interest, net, Adjusted net income, and Adjusted earnings per share—diluted, provide investors with additional information to assess the Company’s financial performance. However, these measures should be viewed as supplemental data, rather than substitutes or alternatives to the comparable GAAP measures.

*	Taxed at effective tax rate for each quarter.